As filed with the Securities and Exchange Commission on July 22, 2008

Registration No. 333-27557

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________

JOURNAL REGISTER COMPANY
(Exact Name of Registrant as Specified in its Charter)

Delaware	22-3498615
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

790 Township Line Road, Suite 300
Yardley, Pennsylvania 19067	19067
(Address of Principal Executive Offices)	(Zip Code)

JOURNAL REGISTER COMPANY MANAGEMENT BONUS PLAN

(Full Title of the Plan)
__________________

Edward J. Yocum
Senior Vice President and General Counsel
Journal Register Company
790 Township Line Road
Yardley, Pennsylvania 19067
215-504-4200
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ¨	Accelerated filer ý
Non-accelerated filer ¨ (Do not check if a smaller reporting company)	Smaller reporting company ¨

Explanatory Note

     Journal Register Company (the “Company”) is terminating all offerings of its Common Stock, $0.01 par value per share (the “Common Stock”), pursuant to its existing registration statements. This post-effective amendment (this “Amendment”) filed by the Company deregisters all shares of the Common Stock that had been registered for issuance under the JOURNAL REGISTER COMPANY MANAGEMENT BONUS PLAN on the Company’s Registration Statement on Form S-8, Registration No. 333-27557 (the “Registration Statement”), that remain unsold upon the termination of the sales of shares covered by the Registration Statement. In accordance with an undertaking made by the Company in its Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company’s Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock under the Registration Statement which remained unsold as of the date hereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yardley, the State of Pennsylvania, on July 22, 2008.

JOURNAL REGISTER COMPANY

By: /s/ James W. Hall
James W. Hall
Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

	Chairman, Chief Executive Officer and Director	July 22, 2008
/s/ James W. Hall
James W. Hall	(Principal Executive Officer)

/s/ Julie A. Beck	Executive Vice President and Chief Financial Officer	July 22, 2008
Julie A. Beck	(Principal Financial and Accounting Officer)

/s/ John L. Vogelstein	Director	July 22, 2008
John L. Vogelstein

/s/ Joseph A. Lawrence	Director	July 22, 2008
Joseph A. Lawrence

/s/ Laurna Godwin Hutchinson	Director	July 22, 2008
Laurna Godwin Hutchinson

/s/ Burton B. Staniar	Director	July 22, 2008
Burton B. Staniar